This agreement, made and effective as of the 18th day of November, 2004, between National MediCenters Inc. (NMC), a Nevada corporation, and Eric Luetkemeyer (CFO).

WHEREAS, the NMC desires to secure the services of the CFO and the CFO desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the NMC and the CFO agree with each other as follows:

1. Commencing on January 15, 2005, the CFO will render full-time professional services to the NMC in the capacity of Chief Financial Officer of the NMC Corporation. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Financial Officer and all duties set forth in NMC bylaws and in policy statements of the Board. It is understood that these duties shall be substantially the same as those of a Chief Financial Officer of a business corporation. The CFO is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board or the CEO.

2. In consideration for these services as Chief Financial Officer, the NMC agrees to pay the CFO a salary of $175,000 per annum or such higher figure as shall be agreed upon at an annual review of his compensation and performance by the Board; not withstanding the above, during the first year of this contract, the salary will be reviewed every calendar quarter or every 3 months and the following incremental adjustments will be made in the following manner as a means to minimize costs during the start-up phase. For months 1 through 6, NMC agrees to pay the CFO a salary of $96,000 per annum. For months 7 through 12, NMC agrees to pay the CFO a salary of $130,000 per annum. The amount described above shall be payable in equal bi-monthly installments throughout the contract year. The CFO may elect, by proper notice given to NMC prior to the commencement of any calendar year, to defer such portion of his salary to the extent permitted by the law for such year to such date as he may designate in the notice of election, such deferred amounts to be credited with periodic interest in accordance with policies established by NMC.

2 (a) In addition and at the onset of this agreement, in consideration of duties, CFO will receive 1,000,000 restricted fully vested shares of NMC. Subsequent additional restricted common stock shares in NMC will be periodically given CFO based on his performance and it is both parties Intent that CFO personally holds 3% of NMC common shares outstanding. Not withstanding the initial 1,000,000 shares, subsequent shares will be distributed to CFO over the 3 years subsequent to his employment. Vesting of CFO's common shares will occur over a 3 year period from the date of issue on a monthly vesting schedule.

3. The CFO shall be entitled to four (4) weeks of compensated vacation time in each of the contract years, to be taken at times mutually agreed upon between him and the Chief Executive Officer; and

3. (a) In the event of a single period of prolonged inability to work due to the result of a sickness or an Injury, the CFO will be compensated at his full rate pay for at least three (3) months from the date of the sickness or injury; and

3. (b) In addition, the CFO will be permitted to be absent from the NMC during working days to attend professional meetings and to attend to such outside

professional duties in the healthcare field as have been mutually agreed upon between him and the Chairman of the Board or the CEO. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The NMC shall reimburse the CFO for all expenses incurred by the CFO incident to attendance at approved professional meetings and such entertainment expenses incurred by the CFO in furtherance of the NMC's interests, provided, however, that such reimbursement is approved by the Chairman of the Board or the CEO.

(d) In addition, the CFO shall be entitled to all other fringe benefits to which all other employees of the NMC are entitled.

4. The NMC agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the CFO is a member, approved by the Chairman of the Board or the CEO as being in the best interests of the NMC.

5. The NMC also agrees to:

(a) insure the CFO under its general liability insurance policy for all acts done by him in good faith as Chief Financial Officer throughout the term of this contract;

(b) provide, throughout the term of this contract, a group life insurance policy for the CFO in an amount equivalent to $50,000 payable to the beneficiary of his choice;

(c) provide comprehensive health, dental and major medical health insurance for the CFO and his family;

(d) provide reimbursement for company related travel and entertainment expenses.

(e) contribute on behalf of the CFO to a retirement plan qualified under the Internal Revenue Code.

6. The Board may at its discretion terminate the CFO's duties as Chief Financial Officer. Such action shall require a majority of vote of the entire Board and become effective upon written notice to the CFO or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that the NMC shall continue to pay the CFO his then monthly salary for the month in which his duties were terminated and for 6 consecutive months thereafter as an agreed upon severance payment should the termination occur during the first year of this agreement only. During this period, the CFO shall not be required to perform any duties for the NMC or come to the NMC corporate office. Neither shall the fact that the CFO seeks, accepts and undertakes other employment during this period affect such payments. Also, for the period during which such payments are being made, the NMC agrees to keep the CFO's group life, health and major medical insurance coverage paid up and in effect, and the CFO shall be entitled to outplacement services offered by the NMC. The severance arrangements described in this paragraph will not be payable in the event that the CFO's employment is terminated due to the fact that the CFO has been convicted with any felony criminal offense related to substance abuse or to the operation of the NMC. Both parties agree that at any time should NMC terminate CFO without cause, CFO will retain all rights to all stock and such termination will be considered an immediate vesting event where all stock would immediately become fully vested at the time of the aforementioned termination.

7. Should the Board in its discretion change the CFO's duties or authority so it can reasonably be found that the CFO is no longer performing as the Chief Financial Officer of the NMC and/or its parent corporation, the CFO shall have the right, within 90 days of such event, in his complete discretion, to terminate this contract by written notice delivered to the Chairman of the Board or the CEO. Upon such

termination, the CFO shall be entitled to the severance payment described in Paragraph 6, in accordance with the same terms of that paragraph.

8. If the NMC is merged, sold or closed, the CFO may terminate his employment at his discretion or be retained as the Chief Financial Officer of the NMC or any successor corporation to or holding company of the NMC. If the CFO elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Paragraph 6 if the NMC had terminated his employment at such time.

Any election to terminate employment under this Paragraph must be made prior to the NMC's merger, sale or closure, as applicable.

If the CFO continues to be employed by NMC or its successor organization, all of the terms and conditions of this Agreement shall remain in effect. The NMC agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement. If any successor holding company will not honor CFO's contract, NMC will negotiate a buyout of this contract with CFO.

9. Should the CFO at his discretion elect to terminate this contract for any other reason than as stated in Paragraph 7, he shall give the Board or the CEO 90 days' written notice of his decision to terminate. At the end of the 90 days, all rights, duties and obligations of both parties to the contract shall cease and the CFO will not be entitled to severance benefits.

10. If an event described in Paragraph 6, 7, or 8 occurs and the CFO accepts any of the severance benefits or payments described therein, to the extent not prohibited by law, the CFO shall be deemed to voluntary release and forever discharge the NMC and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releases"), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this paragraph shall prevent the CFO from bringing an action to enforce the terms of this Agreement.

11. The CFO shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The CFO shall not, either during the term of employment of thereafter, use or permit the use of any information of or relating to the NMC in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

12. During the term of his employment and during the 24 month period following termination of his employment, the CFO shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, medical clinic, integrated delivery system, health maintenance organization, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of the NMC within the service area of the NMC. The business is herby described as the medical treatment of hemorrhoids, varicose and spider veins or the administrating of such treatments. The service area is defined as 25 miles from NMC's corporate headquarters. Nothing herein shall prohibit the CFO from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-

the-counter market securities, provided that any one time the CFO and members of the CFO's immediate family do not own more than one percent of any voting securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the NMC of this covenant. In the event of actual or threatened breach by the CFO of this provision, the NMC shall be entitled to an injunction restraining the CFO from violation or further violation of the terms thereof.

13. The CFO shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee of NMC, if such individual has provided professional or support services to the NMC at any time during this Agreement without the express written consent of the NMC. The CFO will not interfere with the relationship of the NMC and any of its employees and the CFO will not attempt to divert from the NMC any business in which the NMC has been actively engaged during his employment.

14. Terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the tenth month. This contract and all its terms and conditions shall continue in effect until terminated.

15. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

16. Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Chairman of the Board or the CEO and the CFO.

17. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

18. This agreement shall be binding upon the NMC, its successors and assigns, including, without limitation, any corporation into which the NMC may be merged or by which it may be acquired, and shall inure to the benefit of the CFO, his administrators, executors, legatees, heirs and assigns.

19. This agreement shall be construed and enforced under and in accordance with the laws of the State of Florida.

This contract signed this 18th day of November, 2004.

WITNESS: [signature] BY: [signature] (Chairman of the Board, NMC)

WITNESS: [signature] BY: [signature] ~~(CFO)~~